As filed with the Securities and Exchange Commission on August 26, 2008
     Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WebMD Health Corp.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	20-2783228 (I.R.S. Employer Identification No.)
111 Eighth Avenue
New York, New York 10011
(Address, Including Zip Code, of Principal Executive Offices)

Amended and Restated WebMD Health Corp.
2005 Long-Term Incentive Plan
(Full Title of the Plan)

Douglas W. Wamsley
Executive Vice President, General Counsel and Secretary
WebMD Health Corp.
111 Eighth Avenue
New York, New York 10011
(212) 624-3700
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title Of	Amount	Proposed Maximum	Proposed Maximum	Amount Of
Securities	To Be	Offering Price	Aggregate Offering	Registration
To Be Registered	Registered	Per Share	Price	Fee
Class A Common Stock, par value $0.01 per share	1,850,000 Shares(1)	$30.613(2)	$56,634,050(2)	$2,226(2)

(1)	This Registration Statement covers, in addition to the number of shares of WebMD Health Corp., a Delaware corporation (the “Company” or the “Registrant”), Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), stated above, options and other rights to purchase or acquire the shares of Class A Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the WebMD Health Corp. 2005 Long-Term Incentive Plan, as amended and restated (the “Plan”), as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Class A Common Stock on August 25, 2008, as quoted on the Nasdaq Global Select Market.

EXPLANATORY NOTE
          This Registration Statement is filed by the Company to register additional securities issuable pursuant to the Plan and consists of only those items required by General Instruction E to Form S-8.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
          The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference
          The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference (other than any portions of the respective filings that were furnished, under applicable Commission rules, rather than filed):
(a)	the Company’s Registration Statement on Form S-8, filed with the Commission on October 7, 2005 (Commission File No. 333-128898);

(b)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Commission on February 29, 2008, as amended by Amendment No. 1 filed with the Commission on April 29, 2008;

(c)	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 (filed with the Commission on May 12, 2008) and June 30, 2008 (filed with the Commission on August 11, 2008);

(d)	the Company’s Current Reports on Form 8-K, filed with the Commission on: February 13, 2008; February 21, 2008 (as amended by Amendment No. 1 filed on February 25, 2008); March 20, 2008; May 6, 2008; May 7, 2008; June 4, 2008; and June 19, 2008; and

(e)	the description of the Company’s Class A Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on September 29, 2005 (Commission File No. 000-51547), and any other amendment or report filed for the purpose of updating such description.
All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.
Item 5. Interests of Named Experts and Counsel
          The validity of the issuance of the Class A Common Stock registered hereby is passed on for the Company by Lewis H. Leicher, Esq. Mr. Leicher is a Senior Vice President and Assistant General Counsel of the Company and is compensated as an employee by HLTH Corporation (which owns approximately 84% of the outstanding Class A Common Stock). Mr. Leicher owns shares of Class A Common Stock, and is eligible to participate in the Plan.
Item 6. Indemnification of Directors and Officers
          In addition to the indemnification information contained in the Company’s Registration Statement on Form S-8, filed with the Commission on October 7, 2005 (Commission File No. 333-128898), and incorporated herein by reference, the (i) Company has entered into agreements with its directors, executive officers and some of its other officers implementing the maximum indemnification permitted under Delaware law, (ii) Company’s certificate of incorporation limits, to the fullest extent permitted by Delaware law, the liability of directors for monetary damages for breach of fiduciary duty, and (iii) Company may also purchase and maintain insurance policies insuring its directors and officers against certain liabilities they may incur in their capacity as directors and officers.
Item 8. Exhibits
     See the attached Exhibit Index on page E-1, which is incorporated herein by reference.

SIGNATURES
          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 25, 2008.

WEBMD HEALTH CORP.
By:	/s/ Mark D. Funston
Mark D. Funston
Executive Vice President & Chief Financial Officer

POWER OF ATTORNEY
          Each person whose signature appears below constitutes and appoints Mark D. Funston, Lewis H. Leicher and Douglas W. Wamsley, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wayne T. Gattinella Wayne T. Gattinella	Director, Chief Executive Officer and President (Principal Executive Officer)	August 25, 2008

/s/ Mark D. Funston Mark D. Funston	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 25, 2008

/s/ Mark J. Adler, M.D. Mark J. Adler, M.D.	Director	August 25, 2008

/s/ Neil F. Dimick Neil F. Dimick	Director	August 25, 2008

/s/ Jerome C. Keller Jerome C. Keller	Director	August 25, 2008

/s/ James V. Manning James V. Manning	Director	August 25, 2008

Signature	Title	Date

/s/ Abdool Rahim Moossa, M.D. Abdool Rahim Moossa, M.D.	Director	August 25, 2008

/s/ Stanley S. Trotman, Jr. Stanley S. Trotman, Jr.	Director	August 25, 2008

/s/ Martin J. Wygod Martin J. Wygod	Director	August 25, 2008

EXHIBIT INDEX

Exhibit No.	Description

3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form 8-A filed by the Registrant on September 29, 2005)

3.2	By-laws of the Registrant (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant on December 17, 2007)

4.1	Amended and Restated WebMD Health Corp. 2005 Long-Term Incentive Plan (incorporated by reference from Exhibit 10.1 to the Quarterly Report on Form 10-Q filed by the Registrant on November 9, 2007)

5.1	Opinion of Lewis H. Leicher, Esq., Assistant General Counsel of the Registrant, as to the legality of the securities registered hereby

23.1	Consent of Ernst & Young LLP (consent of independent registered public accounting firm)

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included in this Registration Statement under “Signatures”)

E-1